Exhibit 10.1

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), delivered November 7, 2012, confirms the following understandings and agreements between Mueller Industries, Inc. (the “Company”) and Kent A. McKee (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1. Opportunity for Review; Acceptance.  You have twenty-one (21) days from October 26, 2012 (the “Notice Date”) to review and consider this Agreement (the “Review Period”).  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company, to the attention of Gary Wilkerson.  Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying Gary Wilkerson, in writing.  To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution.  Provided that the Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date (the “Effective Date”).  In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

2. Employment Status and Separation Payments.

(a) Employment Status. You acknowledge your separation from employment with the Company and its direct and indirect subsidiaries and affiliates (collectively, with the Company, the “Company Group”) and from any other position you held as an officer, director, committee member or otherwise of any member of the Company Group, effective as of the Notice Date, and after the Notice Date you will not represent yourself as being an employee, officer, director, agent or representative of the Company or any other member of the Company Group.  Notwithstanding the foregoing, the termination date of your employment for purposes of participation in and coverage under all welfare benefit plans and programs sponsored by or through the Company and any other member of the Company Group shall be December 31, 2012 (the “Termination Date”), except as otherwise provided herein.

(b) Accrued Benefits. Following the Notice Date, you will be paid for any amounts and benefits you are entitled to receive under any tax-qualified or non-qualified plans maintained by the Company and any other member of the Company Group and in which you participate in accordance with the terms of each such plan and applicable law.

(c) Separation Payments.  In consideration of your release and waiver of claims set forth in paragraph 3 below, and subject to your execution and non-revocation of this Agreement, as well as your continued compliance with the obligations set forth in paragraphs 9, 10 and 11 below, the Company will provide you (or your estate in the event of your death) with severance benefits (collectively, with the amounts payable as a result of subparagraph (a), the “Consideration”) consisting of:

(i) Continued payment of your base salary (at an annual rate of $414,544) through July 28, 2014, to be paid in accordance with the Company’s regular payroll practices;

(ii) Payment of an annual bonus in respect of the 2012 fiscal year in an amount to be determined in accordance with the terms of the Company’s 2012 annual bonus plan (as in effect as of the date hereof) without regard to the fact that your employment will have terminated prior to the payment date, to be paid at such time as annual bonuses in respect of the 2012 fiscal year are paid to other senior executives of the Company;

(iii) Payment of an amount equal to $496,909, which the parties agree is the average of the annual bonuses you received in respect of the 2009, 2010 and 2011 fiscal years, to be paid at such times as annual bonuses in respect of the 2013 fiscal year are paid to other senior executives of the Company;

(iv) Options to purchase shares of the Company’s common stock, par value $0.01 per share (“Options”) and shares of restricted common stock (“Restricted Stock”) previously granted to you that are unvested as of the Notice Date will continue to vest in accordance with the terms of the applicable award agreements until August 1, 2015 (as if you remained employed through such date), and all of your vested Options shall expire on the earlier of (A) the expiration date of the Options as set forth in the applicable award agreements (without regard to your termination), or (B) October 30, 2015; and

(v) To the extent permitted by applicable law without any penalty to you or any member of the Company Group and subject to your election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month during the eighteen (18) month period immediately following the Termination Date, the Company will pay you an amount equal to your monthly COBRA premium cost; provided, that the payments pursuant to this clause (v) shall cease earlier than the expiration of such eighteen (18) month period in the event that you become eligible to receive any employer-provided health benefits, including through a spouse’s employer, during such period.

(d) The Company will treat the payments specified in paragraphs 2(c)(i), (ii) and (iii) above as wages and withhold therefrom your share of FICA taxes up to the cap on such taxes applicable to wages in the year such amounts are paid, and the Company will pay its share of such FICA taxes without challenge and without seeking a refund thereof.

(e) Notwithstanding the foregoing, in the event that any regular payroll date occurs prior to the Effective Date, any amount that would otherwise have been payable as a result of subparagraph (c) above shall be deferred and paid together with the regular salary installment on the first regular payroll date following the Effective Date.

(f) You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).  For the avoidance of doubt, as of August 1, 2015, vesting with respect to your unvested Options and your unvested shares of Restricted Stock will immediately cease, and such unvested Options and unvested shares of Restricted Stock will immediately be forfeited for no consideration.

(g) You acknowledge and agree that in the event that you materially breach any of the provisions set forth in paragraphs 9, 10 or 11 below, (i) you will be required to disgorge to the Company all amounts received pursuant to this Agreement, (ii) all shares acquired upon the vesting, exercise, or settlement of Options and Restricted Stock pursuant to paragraph 2(c)(iv) above prior to the date of such breach will be immediately forfeited and returned to the Company without additional consideration, and (iii) to the extent that you received any profit from the sale of  any shares acquired upon the vesting, exercise, or settlement of Options and Restricted Stock pursuant to paragraph 2(c)(iv) above prior to the date of such breach, you will be required to promptly repay to the Company any profit received pursuant to such sale.  For the avoidance of doubt, the penalties imposed by this paragraph 2(g) shall not be imposed on account of your truthful disclosure that is required by applicable law, regulation or order of or subpoena from a court or governmental agency, or in response to an inquiry by any then-current director of the Company.

3. Release and Waiver of Claims.

(a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c) You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d) By executing this Agreement, you specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement; or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

(f) You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

4. Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Agreement;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c) Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d) Acknowledge that but for your execution of this Agreement, you would not be entitled to the consideration provided in this Agreement;

(e) Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(f) Had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(g) Have consulted with an attorney of your choosing regarding the terms and effects of this Agreement; and

(h) Have signed this Agreement knowingly and voluntarily.

5. No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.  You hereby represent that you have no knowledge of any improper, unethical or illegal conduct or activities that you have not previously reported to the General Counsel of the Company.

6. No Re-Employment.  You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.  You affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

7. Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

8. Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

9. Non-Disparagement.

(a) You agree that, during the period commencing on the Notice Date and ending on August 1, 2015, you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers or employees in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group.

(b) The Company agrees that, during the period commencing on the Notice Date and ending on August 1, 2015, it will not, and will instruct its directors, officers, and key employees not to, make any disparaging or defamatory remarks regarding you or any aspect of your relationship with any member of the Company Group or any conduct or events which precipitated any termination of your employment from any member of the Company Group.

(c) Notwithstanding anything in this paragraph 9 to the contrary, no truthful disclosure required by applicable law, regulation or order of or subpoena from a court or governmental agency, or in response to an inquiry by any then-current director of the Company will violate this paragraph 9.

10. Cooperation.

(a) During the period commencing on the Notice Date and ending on the date on which the Company files its annual report on a Form 10-K for the fiscal year ending December 29, 2012 with the Securities and Exchange Commission, you agree to cooperate with the Company as reasonably requested from time to time to assist in a smooth transition of your duties to other employees or service providers and to assist with compliance with all financial reporting obligations of the Company.  During this period, you agree to make yourself available at mutual convenient times during and outside of regular business hours as reasonably deemed necessary by the Company and to use your best efforts to answer all reasonable and appropriate questions fully, truthfully and to the best of your ability.

(b) You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.

(c) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to the Company’s General Counsel and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.  The

Company shall reimburse you for all reasonable legal expenses incurred by you in satisfying your obligations pursuant to this paragraph 10(c).

11. Confidential Information, Non-Competition and Non-Solicitation.  You hereby reaffirm and acknowledge your continuing obligations to maintain the confidentiality of the Company Group’s confidential and proprietary information pursuant to your Employee Confidentiality, Non-Competition and Non-Solicitation Agreement dated August 14, 2008.  In addition, you acknowledge and agree that:

(a) During the period commencing on the Notice Date and ending at the close of business on July 28, 2014 (the “Restricted Period”), you will not, directly or indirectly, on your behalf or for any other entity or person, compete with the Company Group’s business in any jurisdiction in which the Company Group is engaged in business or has plans to engage in business by directly or indirectly (i) engaging in any business or activity that competes with the Company Group’s business, whether as an employee, consultant, partner, principal, agent, representative or stockholder or in any other individual, corporate or representative capacity, or (ii) rendering any services or providing any advice or assistance to any business, person or entity that directly or indirectly, competes (or intends to compete or is preparing to compete) with the Company Group’s business;  Notwithstanding anything herein to the contrary, the provisions of this paragraph 11(a) shall not be violated by (i) your passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of the equity of such enterprise, or (ii) you being employed by or otherwise providing services to a private equity firm so long as you do not provide any advice or assistance in respect of any business, person or entity that directly or indirectly competes (or intends to compete) with any business that is competitive with the Company Group.

(b) During the Restricted Period, you will not, directly or indirectly, individually or for any other entity or person, solicit, entice, induce or encourage (i) any person or entity that is, or was within the prior twelve (12) months, a customer or account of the Company Group, to (A) discontinue using the services or purchasing the products the Company Group, or (B) refer prospective customers or business to any competitor of the Company Group, or (ii) any person or entity that is part of any existing or proposed arrangement with the Company Group or has any other affiliation with the Company Group, to discontinue such relationship or affiliation with the Company Group;

(c) During the Restricted Period, you will not, directly or indirectly, individually or for any other entity or person, solicit or accept business in competition with any member of the Company Group from any person or entity that is or was, within the prior twelve (12) months, a customer or account of any member of the Company Group;

(d) During the Restricted Period, you will not, directly or indirectly, for you individually or for any other entity or person, hire or solicit, entice, induce or encourage any individual or entity that is an employee of or service provider to the Company Group to leave its employ or service of the Company Group and/or to work directly or indirectly for or with you or any of your employers or contractors.  Notwithstanding the foregoing, the provisions of this paragraph 11(d) shall not be violated by (i) you providing a reference or recommendation on behalf of a former employee of any member of the Company Group, or (ii) you assisting a former employee of any member of the Company Group in procuring employment with an entity that is not competitive with any member of the Company Group; provided, in each case, that you do not make any promises to provide a reference, recommendation or assistance during such time as such person was employed by a member of the Company Group.

You acknowledge that the restrictions and limitations set forth in this paragraph 11 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.  You further acknowledge that the restrictions and limitations set forth in this paragraph 11 will not materially interfere with your ability to earn a living during the Restricted Period, and that any breach or threatened breach of any of the terms and/or conditions set forth in this paragraph 11 may result in substantial, continuing and irreparable injury to the Company Group.  Therefore, you agree that, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this paragraph 11, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.  In addition, if any of the covenants contained in this paragraph 11 hereof are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, you agree that the court making such determination shall reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

12. Return of Property.  You agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code.  You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in paragraph 2 above unless and until you have satisfied all your obligations pursuant to this paragraph.  Notwithstanding the foregoing, you shall be permitted to retain your Company-provided cell phone and cell phone number from and after the Notice Date and the Company shall continue to pay for such cell phone service through February 28, 2013 (on the same basis as it paid for such service prior to the Notice Date).

13. Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

14. Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

15. Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TENNESSEE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

MUELLER INDUSTRIES, INC.
By:	/s/ Gregory L. Christopher
Name: Gregory L. Christopher
Title: Chief Executive Officer

/s/ Kent A. McKee
Kent A. McKee

Dated: November 7, 2012